ITEM 77C

Results of Proxy

Following are the results from the shareholder vote taken on March 25, 2003 to:

(1) Approve a new investment management agreement between CCM Advisors, LLC and CCM Advisor Fund (the "Master Fund") on behalf of each feeder fund.

(2) Elect the following directors to serve on the Board of Directors for the AHA Funds, Inc.

                      Anthony J. Burke
                      Charles V. Doherty
                      Frank A. Ehmann
                      Richard J. Evans
                      John D. Oliverio
                      Douglas D. Peabody
                      Edward M. Roob
                      Timothy G. Solberg
                      John L. Yoder

AHA Full Maturity Fixed Income Fund

             Shares        % of Total Shares          % of Voted Shares
Shares for   Against      For         Against         For        Against
----------   -------    ---------    -----------    ---------   -----------

3,389,497        -       100.00 %      0.00 %       100.00 %        0.00 %


AHA Limited Maturity Fixed Income Fund

             Shares        % of Total Shares          % of Voted Shares
Shares for   Against      For         Against         For        Against
-----------  -------    ---------    -----------    ---------   -----------

7,799,750        -       94.41 %       0.00 %        99.64 %        0.00 %


AHA Diversified Equity Fund

             Shares        % of Total Shares          % of Voted Shares
Shares for   Against      For         Against         For        Against
----------   -------    ---------    -----------    ---------   -----------

5,769,931        -       95.94 %       0.00 %        99.88 %        0.00 %


AHA Balanced Fund

             Shares        % of Total Shares          % of Voted Shares
Shares for   Against      For         Against         For        Against
----------   -------    ---------    -----------    ---------   -----------

3,554,603        -        99.84 %      0.00 %        99.84 %        0.00 %